Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	ATN International, Inc.
November 8, 2018		Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Closes Sale of U.S. Solar Portfolio

Beverly, MA (November 8, 2018) — ATN (NASDAQ: ATNI) announced today that its subsidiary Ahana Renewables, LLC (“Ahana”), has sold its distributed generation solar power systems in Massachusetts, California, and New Jersey to CleanCapital Holdco 4, LLC (“CleanCapital”), a financial technology investor in clean energy. Ahana sold its 28 commercial solar projects at 60 sites with an aggregate 46.9 megawatts of electricity generating capacity for an estimated total transaction value of $122 million, inclusive of debt assumption and subject to certain estimated post-closing adjustments.

ATN and Ahana were advised by MVP Capital, LLC and Morgan, Lewis & Bockius, LLP on this transaction.

About Ahana Renewables

Ahana Renewables, a subsidiary of ATN International, Inc., is a specialized investment firm focused on alternative energy and long-lived real assets. The company brings its experience to various infrastructure asset classes, capitalizing on bankable technology and strong project fundamentals. Ahana Renewables’ core expertise lies in deal sourcing, public/private contract negotiations and financial structuring to take controlling, owner/operator positions in projects and portfolios. Headquartered in San Francisco with offices and affiliates in Massachusetts, Singapore, and Hyderabad, the company currently operates distributed solar portfolios in India. More information is available at www.ahanarenewables.com.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

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